EXHIBIT 2.2

                           ACTION OF DIRECTORS
                                   OF
                STARNET COMMUNICATIONS INTERNATIONAL INC.
                                   BY
                             WRITTEN CONSENT

     The undersigned, being all of directors of Starnet Communications International Inc., a Nevada corporation (the "Corporation"), acting by written consent in lieu of a meeting pursuant to the provisions of
Section 78.315 of the Nevada Revised statutes, hereby waive all notice of time, place and purpose of meeting and adopt and consent to the adoption of the following action with the same effect as if taken at a duly called meeting of the directors:

          WHEREAS, the Corporation is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of Class A voting common stock $.001 par value per share of Starnet Communications International (DE) Inc., a Delaware corporation (the "Subsidiary"), which is the only issued and outstanding class of stock of the Subsidiary; and

          WHEREAS, the Corporation desires to redomesticate to Delaware by means of a merger with and into the Subsidiary; and

          WHEREAS, the Board considers it to be advisable and in the best interests of the Corporation and its stockholders that the merger be consummated;

          NOW, THEREFORE, BE IT RESOLVED, that the Corporation merge with the Subsidiary on the terms and conditions as set forth in the attached form of Plan and Agreement of Merger and the officers of the Corporation are authorized to execute and deliver a Plan and Agreement of Merger substantially in the form thereof; and

          BE IT FURTHER RESOLVED, that effective upon the filing of an appropriate Certificate of Merger with the Secretary of State of Delaware and appropriate Articles of Merger with the Secretary of State of Nevada (but subject to the approval of the stockholders of the Corporation and the Board and the sole stockholder of the Subsidiary) the Corporation will be merged with the Subsidiary, and, as the surviving corporation, the Subsidiary will assume all of the obligations of and succeed to the rights of the Corporation; and

          BE IT FURTHER RESOLVED, that the proposed merger be submitted to the stockholders of this Corporation and that upon receiving the written consent of at least a majority of voting power of such stockholders the proposed merger shall be approved; and

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          BE IT FURTHER RESOLVED, that the President and Secretary of this Corporation be and each hereby is authorized to make and execute Articles of Merger providing for the merger of the Corporation with and into the Subsidiary and to cause the same to be filed with the Nevada Secretary of State, and such officers are authorized to make, execute, attest and file any and all documents required by the State of Delaware and to do all acts and things, whatsoever whether within or without the States of Delaware and Nevada, which may be in any way necessary or appropriate to effect said merger.

     The effective date of this action is March 10, 1997.



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